Exhibit 10.1
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made and dated as of October 16, 2017 and is entered into by and between Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda (“Parent” or “Borrower”), Myovant Holdings Limited, a company incorporated in England and Wales with registered number 10317663 whose registered address is Suite 1, 3rd Floor 11-12 St. James’s Square, London, United Kingdom, SW1Y 4LB (“Myovant England”), Myovant Sciences GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated and organized under the laws of Switzerland (“Myovant Switzerland”), Myovant Sciences Ireland Limited, a private company limited by shares organized under the laws of Ireland with registered number 601541 whose registered address is 24/26 City Quay, Dublin 2 (“Myovant Ireland”), Myovant Sciences, Inc., a Delaware corporation (“Myovant Delaware” and, together with Myovant England and Myovant Switzerland and Myovant Ireland, each a “Guarantor” and, together with the other subsidiary guarantors from time to time party hereto or to any Loan Document, collectively the “Guarantors”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each referred to as a “Lender” and collectively referred to as “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”).
RECITALS
A.    Borrower has requested Lender to make available to Borrower term loans in an aggregate principal amount for the term of this Agreement of up to Forty Million Dollars ($40,000,000) (the “Term Loans”);
B.    Borrower has requested Lender to make available to Borrower, on the date hereof, inclusive of the $40,000,000 total Term Loan Commitment, an Advance of the Term Loans in an aggregate principal amount of Twenty Five Million Dollars ($25,000,000);
C.    Lender is willing to make the Term Loans on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, each Loan Party, Agent and Lender agrees as follows:
SECTION 1 DEFINITIONS AND RULES OF CONSTRUCTION
1.01    Definitions. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement (control agreement or otherwise) entered into by and among the Agent, any Loan Party and a third-party bank or other institution (including a Securities Intermediary) with which any Loan Party maintains a Deposit Account or an account holding Investment Property or which grants Agent a perfected first priority security interest in the subject account or accounts, including as provided for in the Bermuda Security Documents, English Security Documents, Irish Security Documents and Swiss Security Documents.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit D attached hereto, which account numbers shall be redacted for security purposes if and when filed publicly by Parent.
“Advance(s)” means any Term Loans advanced under this Agreement.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by Parent.
“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agent” has the meaning given to it in the preamble to this Agreement.
“Agreement” means this Loan and Security Agreement, as amended from time to time.
“Amortization Date” means June 1, 2019; provided however, if the applicable milestones below occur, the “Amortization Date” shall be as set forth below:

Milestone	Amortization Date
The achievement of the Financing Milestone on or before December 31, 2018	November 30, 2019
The achievement of each of: • the Clinical Milestone on or before November 30, 2019, and • the Financing Milestone on or before December 31, 2018.	June 1, 2020

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Prevention of Corruption Acts 1889 to 2010 of Ireland and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Amount” means (a) prior to the date the Financing Milestone is achieved, the lesser of (i) Fifteen Million Dollars ($15,000,000) and (ii) the outstanding amount of the Secured Obligations and (b) on and after the date the Financing Milestone is achieved but prior to the date the Clinical Milestone is achieved, the lesser of (i) Ten Million Dollars ($10,000,000) and (ii) the outstanding amount of the Secured Obligations.
“Assignee” has the meaning given to it in Section 11.14.
“Bermuda Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain Bermuda-law security agreement, dated as of the date hereof, between Parent and Agent, and (b) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board” means Parent’s Board of Directors.
“Board of Directors” means the board of directors or comparable governing body of such Person, or any subcommittee thereof, as applicable.
“Borrower DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the Borrower, which:
(i) where it relates to a U.K. Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence provided by the Lender in accordance with Section 2.08(g)(ii), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii) where it relates to a U.K. Treaty Lender that becomes a Lender after the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence provided by the Lender in accordance with Section 2.08(g)(ii), and is filed with HMRC within 30 days of that Lender becoming a Lender.
“Borrower Products” means all products (including the Study Product), software, service offerings, technical data or technology currently being designed, manufactured or sold by any Loan Party or which any Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Loan Party since its incorporation or formation.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.
“Cash” means all cash, cash equivalents and liquid funds.
“Change in Control” means (a) any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) of Parent, or any sale or exchange of outstanding Common Shares (or similar transaction or series of related transactions) of Parent, and in each case as a result of such transaction any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than Roivant owns, directly or indirectly, shares representing more than thirty-five percent (35%) of the voting power of Parent or such surviving entity; or (b) Parent, directly or indirectly, ceases to own one hundred percent (100%) (excluding Nominal Shares) of the Equity Interests of each of the Guarantors. Notwithstanding the foregoing, neither the merger of a Loan Party into another Loan Party nor any Permitted Transfer shall constitute a Change in Control.
“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule or regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date, provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claims” has the meaning given to it in Section 11.11.

“Clinical Milestone” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing and (b) Parent has announced that one of the following events has occurred: (i) the two Phase 3 studies of relugolix for the treatment of heavy menstrual bleeding associated with uterine fibroids as described in clinical study protocols MVT-601-3001 and MVT-601-3002 have each met the primary efficacy endpoint with relugolix demonstrating an acceptable safety profile such that the data support the submission of a New Drug Application to the FDA for the treatment of heavy menstrual bleeding associated with uterine fibroids, (ii) the two Phase 3 studies of relugolix for the treatment of endometriosis-associated pain as described in clinical study protocols MVT-601-3101 and MVT-601-3102 have each met both the co-primary efficacy endpoints with relugolix demonstrating an acceptable safety profile such that the data support the submission of a New Drug Application to the FDA for the treatment of endometriosis-associated pain, or (iii) the Phase 3 study of relugolix for the treatment of advanced prostate cancer as described in clinical study protocol MVT-601-3201 has met the primary efficacy endpoint with relugolix demonstrating an acceptable safety profile such that the data support the submission of a New Drug Application to the FDA for the treatment of advanced prostate cancer; with each subject to confirmation by Agent in its reasonable discretion (including supporting documentation requested by Agent).
“Clinical Studies” means all clinical studies listed on Schedule 1.01(a) attached hereto.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning given to it in Section 3.04.
“Commission” means the United States Securities and Exchange Commission.
“Common Shares” means the Common Shares, $0.000017727 par value per share, of the Parent.
“Compliance Certificate” means the compliance certificate in the form attached hereto as Exhibit C.
“Confidential Information” has the meaning given to it in Section 11.13.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP or IFRS, as applicable; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Contribution Notice” means a contribution notice issued by the U.K. Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Controlled Foreign Corporation” means any Subsidiary of a Domestic Subsidiary (i) which is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) which is organized under the laws of the United States (or any state thereof) and has no material assets other than Equity Interests of Persons described in clause (i).
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, Bermuda, the United Kingdom, Ireland, Switzerland or of any other country.
“Deposit Accounts” means any “deposit account”, as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit wherever located.
“Disclosure Letter” means that certain letter, dated as of the date hereof, delivered by Parent to Agent.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of the Term Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares) (except as a result of a change of control fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and the termination of the Term Commitments), in whole or in part, or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that (i) if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability and (ii) Disqualified Equity Interests shall not include any equity derivatives permitted under Section 7.07.
“Dollars” means the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Due Diligence Fee” means Twenty-Five Thousand Dollars ($25,000.00), which fee has been paid to Lender prior to the Closing Date.
“English Security Documents” means the following documents each in a form and substance reasonably satisfactory to Agent: (a) an English law governed debenture over all of the assets (both present and future) of Myovant England, (b) an English law governed share charge entered into by the Parent in respect to the entire issued share capital of Myovant England and (c) such other documents incidental to the foregoing as Agent may reasonably determine.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person, but excluding, for the avoidance of doubt, securities offered in the Permitted Convertible Debt Financing and any other Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of any Loan Party or any of its Subsidiaries (provided that the funds in any payroll account shall not exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle) or the funds in which consist solely of funds held in trust for any director, officer or employee of such Loan Party or Subsidiary or any employee benefit plan maintained by such Loan Party or Subsidiary or funds representing deferred compensation for the directors and employees of such Loan Party or Subsidiary, (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered pursuant to clauses (vi) and (xiv) of the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business), (iii) accounts containing no (zero) balance; provided that in each with respect to the accounts in clauses (i) through (iii) of this definition of “Excluded Accounts” such accounts are disclosed in writing to Agent on the Closing Date or within fifteen (15) days of the relevant Loan Party opening such account(s), and (iv) prior to the lapse of any grace period set forth therein, accounts described in the Schedule 1A to the Disclosure Letter.
“Excluded Assets” means (i) motor vehicles and other equipment subject to a certificate of title statute, (ii) leasehold interests in real property, (iii) any fee-owned real property with an appraised value of less than $1,000,000, (iv) assets subject to a Lien permitted by clause (vii) of the definition of Permitted Liens or purchase money debt obligations, in each case in favor of a Person other than Parent and its Subsidiaries and permitted hereunder, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets or creates a right of termination in favor of such Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law) (vi) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law), (vii) any Excluded Accounts and (viii) any Excluded Equity Interests.

“Excluded Equity Interests” means (a) Equity Interests in entities where a Loan Party holds 50% or less of the outstanding Equity Interests of such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational or governing documents of such entity, or agreements with the other equity holders, of such entity, (b) Equity Interests of a Controlled Foreign Corporation with voting power in excess of 65% of the total combined voting power of all classes of Equity Interests of such Controlled Foreign Corporation entitled to vote and (c) any other Equity Interests (or any portion thereof) of a type referenced in clause (ii) of the definition of Permitted Investments to the extent held in an Excluded Account.
“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or by any contractual obligation existing on the Closing Date (or, if later, the date of acquisition of such Subsidiary) (provided such contractual obligation was not entered into in contemplation thereof) from guaranteeing the Secured Obligations or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to guarantee the Secured Obligations unless such consent, approval, license or authorization has been received or can be obtained by the Subsidiary through the use of commercially reasonable efforts, (b) any Controlled Foreign Corporation or any subsidiary of a Controlled Foreign Corporation, (c) any Foreign Subsidiary for which the providing of the guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers, (d) any Subsidiary that is not a wholly owned Subsidiary of Parent or a Guarantor and (e) any Immaterial Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.08(g), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any U.K. Withholding Tax imposed on amounts payable to or for the account of a Lender (or an assignee of a Lender) with respect to an applicable interest in a Loan or Term Commitment to the extent such Lender (or assignee) was not (subject to the completion of any relevant procedural formalities) entitled to a full exemption from U.K. Withholding Tax with respect to the relevant payment on the date of execution of this Agreement (or in the case of an assignee, the date the assignee became a Lender in accordance with Section 11.07(c)) or after that date is not so entitled, other than as a result of a change in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, and (f) Swiss Withholding Tax imposed as a result of a Lender (A) having sold (including any sale of a participation) or assigned any interest in the Loan or Term Commitment or (B) ceasing to be a Qualifying Swiss Lender other than as a result of any Change in Law after the date it became a party to this Agreement.
“Facility Charge” means Four Hundred Thousand Dollars ($400,000.00), which is payable to Lender in accordance with Section 4.01(f).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing.

“Financing Milestone” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; and (b) Parent has received at least One Hundred Fifty Million Dollars ($150,000,000.00) in cumulative unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) cash proceeds from one or more bona fide equity financings, Subordinated Indebtedness (which, for the avoidance of doubt, may include the net proceeds received from the NovaQuest Note Documents) and/or upfront net cash proceeds from corporate collaborations, licensing arrangements or similar arrangements, in each case, after October 1, 2017 and prior to December 31, 2018, subject to verification by Agent (including supporting documentation requested by Agent) in its reasonable discretion , but excluding, for the avoidance of doubt, any proceeds received under this Agreement or any other Loan Document.
“Financial Statements” has the meaning given to it in Section 7.01.
“Foreign Collateral” has the meaning given to it in Section 3.04.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantor” has the meaning given to it in the preamble to this Agreement, including for the avoidance of doubt any entity that is required to become a Guarantor after the Closing Date pursuant to the terms of any Loan Document.
“Guaranteed Obligations” has the meaning given to it in Section 12.01.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement incurred by any Loan Party or any of its Subsidiaries not for speculative purposes and entered into in the ordinary course of business.
“HMRC” means HM Revenue & Customs of the U.K.
“Holder” has the meaning given to it in Section 8.05.
“IFRS” means the international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary designated by Borrower as an “Immaterial Subsidiary” provided that (i) as of the most recent fiscal quarter of Parent, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.01, such Subsidiary held less than five percent (5%) of Parent’s consolidated total assets as of such date; provided that, if at any time the aggregate amount of total assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Parent’s consolidated assets as of the end of any such fiscal quarter, Borrower shall designate sufficient Subsidiaries as not being “Immaterial Subsidiaries” to eliminate such excess.
“Indebtedness” means, as to any Person at a particular time, indebtedness of any kind, without duplication, whether or not included as indebtedness or liabilities in accordance with GAAP or IFRS, as applicable, including (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) capital leases and synthetic lease obligations; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests (other than obligations in respect of accrued but undeclared dividends) and (g) all Contingent Obligations.
“Indemnified Person” has the meaning given to it in Section 6.03.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indications” means each of (a) heavy menstrual bleeding associated with uterine fibroids, (b) endometriosis-associated pain, and (c) advanced prostate cancer.
“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent or is deemed to, or is declared to, be unable to pay its debts under any applicable law; (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances (other than pursuant to a reorganization, arrangement, composition, readjustment, liquidation or dissolution of a Loan Party solely in connection with a transaction specifically permitted under Section 7.09); (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, examiner or liquidator of such entity or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such entity; (f) such entity or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); (g) (i) thirty (30) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, arrangement, composition, readjustment, liquidation, receivership, examinership, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver, examiner or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (h) such entity is dissolved (other than pursuant to a consolidation, liquidation amalgamation or merger or a voluntary liquidation or dissolution of an entity other than Parent into another Loan Party); (i) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (j) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (i) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (k) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (k) above; or (l) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, any Insolvency Event or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Intercreditor Agreement” is defined in the definition of Permitted Indebtedness.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any beneficial ownership (including shares, stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
“Ireland” means the Republic of Ireland and “Irish” shall be construed accordingly.
“Irish Security Documents” means the following documents each in a form and substance reasonably satisfactory to Agent: (a) an Irish law governed debenture over all of the assets (both present and future) of Myovant Ireland, (b) an Irish law governed share charge over the entire issued share capital of Myovant Ireland and (c) such other documents incidental to the foregoing as Agent may reasonably determine.
“Joinder Documents” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit A, and (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the Bermuda Security Documents, English Security Documents, Irish Security Documents, Swiss Security Documents or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or any of the foregoing jurisdictions.
“Lender” has the meaning given to it in the preamble to this Agreement.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Documents, the Disclosure Letter, all UCC Financing Statements, the Warrant, the Pledge Agreement, the Intercreditor Agreement, the Bermuda Security Documents, the English Security Documents, the Irish Security Documents, the Swiss Security Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Loan Party” means Borrower and each Guarantor.
“Material Adverse Effect” means (i) a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or any Lender to enforce any of its rights or remedies with respect to the Secured Obligations or (c) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens; or (ii) the occurrence of a Study Product Failure.
“Maximum Amount” has the meaning given to it in Section 11.21(a).
“Maximum Rate” has the meaning given to it in Section 2.02.
“Maximum Term Loan Amount” means Forty Million and No/100 Dollars ($40,000,000).
“New Drug Application” means a new drug application in the United States for authorization to market a product, as defined in the applicable laws and regulations and submitted to the FDA.
“Nominal Shares” means director’s qualifying shares or other shares required by applicable laws to be owned by a Person other than the Borrower and/or one or more of its Subsidiaries.
“Note(s)” means a Term Note.
“NovaQuest” means NovaQuest Pharma Opportunities Fund IV, L.P.
“NovaQuest Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, between Agent, NovaQuest and the Loan Parties.
“NovaQuest Note Documents” means (a) the NovaQuest SPA, (b) the notes issued pursuant to the NovaQuest SPA and (c) the other Note Documents (as defined in the NovaQuest SPA), in each case subject to the terms of the NovaQuest Intercreditor Agreement.

“NovaQuest SPA” means that certain Securities Purchase Agreement dated as of October 16, 2017, among Parent, Myovant England, Myovant Switzerland, Myovant Ireland, Myovant Delaware, the other issuers and guarantors party thereto from time to time, NovaQuest as agent and purchaser and the other purchasers party thereto from time to time, subject to the terms of the NovaQuest Intercreditor Agreement.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning given to it in Section 11.07(d)(i).
“Participant Register” has the meaning given to it in Section 11.07(d)(ii).
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America, Bermuda, the United Kingdom, Ireland, Switzerland or any other country.
“Permitted Acquisition” means any acquisition (including by way of merger or license) by any Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:
(a)    such acquisition is of a business or Person engaged in a line of business similar, related, or complementary to lines of business of the Loan Parties and their Subsidiaries;

(b)    if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party or of a Subsidiary and such Loan Party shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);
(c)    if such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party;
(d)    Parent shall have delivered to Lender at least seven (7) days prior to the date of such acquisition, notice of such acquisition together with copies of then-current drafts of all material documents relating to such acquisition, and, to the extent available, historical financial statements for such acquired entity, division or line of business, and pro forma financial information demonstrating compliance with the covenant set forth in Section 7.16 hereof on a pro forma basis;
(e)    both immediately before and immediately after such acquisition, no default or Event of Default shall have occurred and be continuing; and
(f)    immediately after such acquisition, either, in each case subject to calculation and documentation certified by the Chief Financial Officer of Borrower and verification by Agent in its reasonable discretion, (A) the Loan Parties’ Unrestricted Cash is greater than an amount equal to the Loan Parties’ projected cash burn (including for the avoidance of doubt all costs – research, development or otherwise) for the six (6) month period ending after the end of calendar month immediately after the consummation of such acquisition (or if such acquisition is closed in multiple steps or “closings”, then for each such step or “closing”), or (B) the Loan Parties’ Unrestricted Cash plus commitments for additional financings is greater than an amount equal to the Loan Parties’ projected cash burn (including for the avoidance of doubt all costs – research, development or otherwise) for the six (6) month period ending after the end of calendar month immediately after the consummation of such acquisition (or if such acquisition is closed in multiple steps or “closings”, then for each such step or “closing”), provided that any acquisitions consummated pursuant to this clause (B) shall not exceed an aggregate total consideration of Five Million Dollars ($5,000,000).

“Permitted Convertible Debt Financing” means issuance by any Loan Party of senior unsecured convertible or exchangeable notes in an aggregate principal amount of not more than Two Hundred Fifty Million Dollars ($250,000,000); provided that such notes shall (a) be issued only after Borrower has requested and received Advances under this Agreement equal to at least Twenty Million Dollars ($20,000,000) and has issued notes under the NovaQuest Note Documents equal to at least Six Million Dollars ($6,000,000), (b) be unsecured and not be guaranteed by any Subsidiary that is a Loan Party hereunder, (c) not provide for (i) any scheduled payment or mandatory prepayment of principal or (ii) have a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control, fundamental change or asset sale repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case earlier than one hundred eighty-one (181) days after the Term Loan Maturity Date, (d) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes (it being agreed that subordination terms substantially in the form of Exhibit E attached hereto shall be deemed usual and customary), (e) specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms and (f) be convertible or exchangeable for ordinary shares of Parent, or cash, ordinary shares of Parent, or any combination thereof at the option of Parent.

“Permitted Indebtedness” means: (i) Indebtedness of any Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1B to the Disclosure Letter; (iii) Indebtedness in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding, secured by a Lien described in clause (vii) of the definition of Permitted Liens provided that such Indebtedness does not exceed the cost of the assets financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, (v) Indebtedness incurred in the ordinary course of business with corporate credit cards; (vi) Indebtedness (excluding all Indebtedness owed pursuant to the NovaQuest Note Documents) (including intercompany Indebtedness) that constitutes a Permitted Investment; (vii) Subordinated Indebtedness; (viii) reimbursement obligations in connection with letters of credit and cash management services (including, for the avoidance of doubt, credit cards, merchant cards, purchase cards and debit cards) and issued on behalf of Borrower or a Subsidiary thereof in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding; (ix) Indebtedness secured by a Lien described in clause (xi) of “Permitted Liens”; (x) other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time outstanding; (xi) Permitted Convertible Debt Financing; (xii) obligations under any Hedging Agreement; (xiii) Indebtedness arising from agreements providing for earn-outs, milestones, royalties, indemnification, adjustment of purchase price or similar obligations, or from guaranties or performance bonds securing the performance of Parent or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions; (xiv) extensions, refinancings and renewals of any of the foregoing clauses (i)-(xiii), provided that the maturity thereof is not shortened and principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower, the Loan Parties or their Subsidiaries, as the case may be, except to the extent of any premiums or penalties, accrued and unpaid interest thereon and reasonable fees and expenses associated with such extensions, refinancing and renewals and (xv) Indebtedness (“Permitted Subordinated Debt”) under one or more credit facilities in an aggregate principal amount not to exceed the “Subordinated Debt Cap” permitted under the NovaQuest Intercreditor Agreement; provided that the lenders thereof or their representative or agent (as applicable, the “Permitted Subordinated Debt Representatives”) have executed and delivered to Agent an intercreditor agreement in form and substance no less favorable to Agent than the NovaQuest Intercreditor Agreement (an “Intercreditor Agreement”).
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1C to the Disclosure Letter and any modification, replacement, renewal or extension thereof (provided that the net investment amount is not increased); (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d) money market accounts, (e) investments denominated in the currency of foreign jurisdictions with a maturity of not more than one year from the date of acquisition thereof which are substantially similar (including creditworthiness) to the items specified in clauses (a) through (d) of this clause (ii) made in the ordinary course of business, (f) securities of government sponsored entities having ratings of at least AAA by Moody’s (or the then equivalent grade) or AAA by S&P (or the then equivalent grade) as of the date of acquisition and having maturities not more than one year from the date of acquisition thereof, (g) in the case of Parent or any Foreign Subsidiary, other short-term investments that are analogous to those referenced in the foregoing clauses (a) through (f), are of comparable credit quality and are customarily used by the companies in the jurisdiction of Parent or such Foreign Subsidiary for cash management purposes, and (h) other Investments described in Parent’s investment policy as approved by Agent in writing (it being understood that the investment policy provided to Agent prior to the Closing Date shall be deemed approved in writing) and the Board from time to time; (iii) (a) Investments in Loan Parties (including, without limitation, any Guarantors), (b) Investments in newly-formed Subsidiaries, provided that each such Subsidiary enters into Joinder Documents within the time periods specified in Section 7.13 and executes such other related documents as shall be reasonably requested by Agent, (c) Investments in Subsidiaries constituting guarantees of obligations that do not constitute Indebtedness and (d) other Investments in Subsidiaries that are not Loan Parties in an aggregate net amount not to exceed One Million Dollars ($1,000,000); (iv) equity derivatives and stock repurchases (including, without limitation, by means of accelerated stock repurchases and forward purchases) as permitted by Section 7.07, in each case provided that no Event of Default has occurred, is continuing or would exist immediately after entry into the agreement governing such derivatives or stock repurchases; (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including Indebtedness) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vii) shall not apply to Investments of Borrower in any Subsidiary; (viii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of shares of Parent pursuant to employee share or stock purchase plans or other similar agreements approved by the Board; (ix) Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business; (xi) Investments consisting of Permitted Acquisitions and any Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof (provided that the net investment amount is not increased); (xii) Hedging Agreements permitted under clause (xii) of the definition of Permitted Indebtedness; and (xiv) additional Investments that do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate net outstanding amount.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1D to the Disclosure Letter; (iii) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided that Borrower maintains adequate reserves therefor in accordance with GAAP or IFRS, as applicable (to the extent required thereby); (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business and imposed without action of such parties; provided that the payment thereof is not yet sixty (60) days past due; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) deposits to secure the performance of obligations (including by way deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment, software, other intellectual property or other assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clauses (v) and/or (viii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) at any time; (xv) other Liens in an aggregate amount not to exceed

One Million Dollars ($1,000,000) at any time; provided that such liens be limited to specific assets and not all assets or substantially all assets of Borrower; (xvi) Liens securing Indebtedness permitted in clause (xv) of “Permitted Indebtedness”; provided that the collateral subject to any such Liens shall consist of Collateral hereunder and such Liens shall be subordinated to the Liens of the Agent under the Loan Documents on the terms set forth in the Intercreditor Agreement; (xvii) Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.08 (including, for the avoidance of doubt, any Permitted Transfer) and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.08 (including, for the avoidance of doubt, any Permitted Transfer); (xviii) Liens in favor of a Loan Party; and (xix) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xviii) above; provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, except to the extent of any premiums or penalties, accrued and unpaid interest thereon and reasonable fees and expenses associated with such extensions, refinancing and renewals.

“Permitted Subordinated Debt Representatives” is defined in the definition of Permitted Indebtedness.
“Permitted Transfers” means (i) sales, transfers and other dispositions of Inventory in the ordinary course of business, (ii) (a) non-exclusive inbound and outbound licenses, sublicenses and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business and (b) other licenses and sublicenses that (1) could not result in a legal transfer of title of the licensed property and (2) if in the field of women’s health, are not exclusive as to territory as to the United States, (iii) sales, transfers and other dispositions to Loan Parties and sales, transfers and other dispositions expressly permitted under Sections 7.05, 7.06 or 7.07, (iv) sales, transfers and other dispositions constituting arms-length transactions of worn-out, obsolete or surplus assets, (v) transfers of equipment or real property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such transfer are reasonably promptly applied to the purchase price of such replacement property, (vi) the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims (whether or not in the ordinary course of business; provided that in the event of any surrender, waiver or settlement of any rights and claims outside the ordinary course of business in an amount in excess of $1,000,000 no Event of Default shall have occurred and be continuing at the time of such surrender, waiver or settlement), (vii) the use of Cash subject to the restrictions and limitations set forth in the Loan Documents, and (viii) other transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Myovant England and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Prepayment Charge” has the meaning given to it in Section 2.05(a).
“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.
“Qualifying Swiss Lender” means any Lender which is entitled to claim the benefits of the double taxation treaty between Switzerland and the U.S. dated October 2, 1996, and thus, is entitled to a full reclaim of any withholding tax levied on interest payments, as per article 11 para. 1 of the double taxation treaty.
“Receivables” means (i) all of each Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Register” has the meaning given to it in Section 11.07.
“Regulatory Approval” means, for the Study Product, any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations, or authorizations of any Governmental Authority (including any pricing and reimbursement approvals, if required prior to sale in the applicable country or group of countries) that are necessary for the marketing and sale of a pharmaceutical product in a country or group of countries.
“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Roivant” means, collectively, Roivant Sciences, Ltd. and its controlled Affiliates (excluding the Parent and its direct and indirect Subsidiaries).
“Roivant Documents” has the meaning given to it in Section 5.06(b).
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Secured Obligations” means each Loan Party’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Study Product” means Borrower’s gonadotropin-releasing hormone receptor antagonist, commonly known as relugolix.
“Study Product Failure” means either (i) the early termination of each of the Clinical Studies or (ii) each of the Clinical Studies for any Indication have failed to achieve the primary endpoints identified in the protocol for such Clinical Study.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion.
“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 to the Disclosure Letter.
“Swiss Guarantor” has the meaning set forth in Section 11.21.
“Swiss Obligor” means a Loan Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.
“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.
“Swiss Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) a quota pledge agreement between Myovant England as pledgor and Agent as pledgee, regarding the pledgor’s quotas in Myovant Switzerland, (b) a bank account pledge agreement between Myovant Switzerland as pledgor and Agent as pledgee, regarding certain of the pledgor’s bank accounts, (c) a security assignment agreement between Myovant Switzerland as assignor and Agent as assignee, regarding certain of the assignor’s insurance receivables, intra-group receivables and trade receivables, and (d) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.
“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.
“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.
“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make an Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.01(b) attached hereto.
“Term Commitment Termination Date” means the earlier of (a) March 31, 2018, or (b) the date on which a Study Product Failure occurs.
“Term Loan” has the meaning given to it in the recitals.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 4.00%, and (ii) 8.25%.
“Term Loan Maturity Date” means May 1, 2021; provided however, if the Financing Milestone is achieved on or before December 31, 2018, it means November 1, 2021.
“Term Note” means a Promissory Note in substantially the form attached hereto as Exhibit B.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, Bermuda, the United Kingdom, Ireland, Switzerland or any other country or any political subdivision thereof.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“UCC Collateral” has the meaning given to it in Section 3.01.
“U.K.” means the United Kingdom.
“U.K. Withholding Tax” means any Taxes imposed by way of deduction or withholding by the U.K.
“U.K. Treaty Lender” means a Lender that is eligible to receive payments of interest hereunder with a reduced (including to nil) deduction for U.K. Withholding Tax on the basis of an applicable double tax treaty between the U.K. and the jurisdiction in which such Lender is resident for tax purposes, subject to the completion of any necessary procedural formalities.
“U.K. Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the U.K. Pensions Act 2004.

“Unrestricted Cash” means, as of any date of determination (a) Cash held by a Loan Party, in each case subject to an Account Control Agreement minus (b) the amount of the Loan Parties’ accounts payable under GAAP not paid after the 120th day following the invoice date for such accounts payable.
“Upstream or Cross-Stream Secured Obligations” has the meaning set forth in Section 11.21(a).
“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.
“Withholding Agent” means Borrower and the Agent.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section”, “subsection”, “Exhibit”, “Annex”, or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP or IFRS, as applicable, and all financial computations hereunder shall be computed in accordance with GAAP or IFRS, as applicable, consistently applied. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements for fiscal year ending March 31, 2016 for all purposes of this Agreement, notwithstanding any change in GAAP or IFRS, as applicable, relating thereto, or the adoption of IFRS, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
1.02    Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to the Agent on the date of such determination; provided, however, that (a) for purposes of determining compliance with respect to the amount of any Indebtedness, Transfer, Investment, transaction permitted by Section 7.07 or judgment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or Asset Disposition, Investment or transaction permitted by Section 7.07 is made, or such judgment entered, and (b) notwithstanding anything herein to the contrary, nothing in this paragraph changes, modifies or alters the obligations of any Loan Party to pay all amounts owed hereunder in the Dollar amount required hereunder notwithstanding any changes or other fluctuations with respect to any currency exchanged into Dollars. No default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 2     THE LOANS
2.01    Term Loans.
(a)    Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make Advances in an amount not to exceed its respective Term Commitment. Borrower agrees to draw an Advance of Twenty Five Million Dollars ($25,000,000) on the Closing Date. Beginning on the Closing Date and continuing until the day immediately preceding the Term Commitment Termination Date, Borrower may request additional Advances in an aggregate amount up to Fifteen Million Dollars ($15,000,000) in minimum increments of Five Million Dollars $5,000,000. The aggregate outstanding Advances may be up to the Maximum Term Loan Amount.
(b)    Advance Request. To obtain an Advance, prior to the Term Commitment Termination Date, Borrower shall complete, sign and deliver an Advance Request at least fifteen (15) Business Days (one (1) Business Day in the case of the Advance on the Closing Date) before the requested Advance Date to Agent. Lender shall fund the Advance in the manner requested by the Advance Request; provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.
(c)    Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loans principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.
(d)    Payment. Borrower will pay the accrued but unpaid interest on each Advance on the first Business Day of each month, beginning the month after the Advance Date.
(e)    Borrower shall repay the aggregate principal balance of the Term Loans that is outstanding on the day immediately preceding the Amortization Date in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Term Loans are repaid. Any remaining outstanding principal balance of the Term Loans, together with any and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Subject to Section 2.08, Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Borrower shall wire in immediately available funds in Dollars to Agent or Lender, as applicable and in each case as specified in writing by Agent or Lender, or Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization, in each case (i) on each payment date of all periodic obligations payable to Lender under each Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.12 of this Agreement.

2.02    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.03    Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees shall bear interest at a rate per annum equal to the rate set forth in Section 2.01(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.01(c) or Section 2.03, as applicable.
2.04    [Reserved].
2.05    Prepayment; Termination.
(a)    At its sole option upon at least seven (7) Business Days (or such shorter period as agreed by Agent in writing) prior notice to Agent, Borrower may prepay all or any portion greater than or equal to Five Million Dollars ($5,000,000) of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, plus all fees and other amounts owing under the Loan Documents at such time, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.00%; after twelve (12) months but on or prior to twenty four (24) months following the First Call Date, 2.00%; and thereafter, 1.00% (each, a “Prepayment Charge”).
(b)    Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.
(c)    Borrower shall prepay the outstanding amount of all principal and accrued interest of all Advances plus all other fees and amounts owing under the Loan Documents through the prepayment date and the applicable Prepayment Charge upon the occurrence of a Change in Control.

(d)    Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender or any affiliate of Agent or Lender (in its sole discretion) agree in writing to refinance the Advances prior to the Maturity Date.
(e)    In connection with any prepayment of all outstanding Obligations or if otherwise Obligations are outstanding, Borrower may terminate this Agreement by written notice to Agent and Lender, whereupon the Term Commitments shall terminate.
2.06    Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.14) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.
2.07    Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.
2.08    Taxes.
(a)    Defined Terms. For purposes of this Section 2.08, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding in the minimum amount required by law and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Lender or Agent, as applicable, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent, as applicable, or required to be withheld or deducted from a payment to such Lender or Agent, as applicable (other than where the Indemnified Tax is compensated for by an increased payment under Section 2.08(b)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (iii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(d)(ii) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent (or, with respect to U.K. Withholding Taxes, deliver to Borrower and the Agent or submit to the appropriate Governmental Authority (as relevant) within twenty (20) days after a written request by Borrower or the Agent) such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the above, in respect of U.K. Withholding Taxes, the original Lender shall submit a Form US-Company to the Internal Revenue Service within five (5) Business Days of the date this Agreement. Each Lender and each Loan Party shall co-operate in completing any procedural formalities necessary for that Loan Party to make that payment without or with reduced withholding. In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of the Borrower or the Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.08(g). If any form or certification previously delivered pursuant to this Section 2.08(g) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding anything to the contrary in the preceding four sentences, the completion, execution and submission of such documentation (other than the documentation described in Section 2.08(g)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Notwithstanding anything to the contrary herein, a U.K. Treaty Lender shall be deemed to have satisfied the requirements of Section 2.08(g) in respect of U.K. Withholding Tax if such Lender has either (x) in the case where the Lender holds a passport under the HMRC double tax treaty scheme and wishes it to apply to this Agreement, notified Borrower and Agent of its scheme reference number under the HMRC treaty passport scheme and its jurisdiction of tax residence; or (y) submitted an application for withholding tax relief under the applicable double tax treaty to the appropriate tax authority, in each case without regard to whether any direction has been received by the Borrower from HMRC. If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with the above and the Borrower has not made a Borrower DTTP Filing in respect of that Lender; or the Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but that Borrower DTTP Filing has been rejected by HMRC; or HMRC has not given the Borrower authority to make payments to that Lender without a deduction for U.K. Withholding Tax within 60 days of the date of the Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a deduction or withholding respect of U.K Withholding Tax. The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the relevant Lender. If a UK Treaty Lender has not confirmed its HMRC passport scheme reference number and jurisdiction of tax residence in accordance with this paragraph, no Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRCHM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Loan(s) or Term Commitment(s) unless that UK Treaty Lender otherwise agrees.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if it becomes aware that any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(iv)    To the extent that interest payable by the Borrower (or any intra-group loans) becomes subject to Swiss Withholding Tax, the Borrower shall obtain a confirmation from the Swiss Federal Tax Administration that interest payments are not subject to the Swiss Withholding Tax even if the proceeds are used in Switzerland (the Tax Ruling). The proceeds shall be used exclusively outside Switzerland until the Tax Ruling has been obtained.
(v)    Qualifying Swiss Lender.
(A)        Each Lender which becomes a party to this Agreement after the Closing Date shall represent, in the applicable assignment agreement which it executes on becoming a party, and for the benefit of the Agent and without liability to any Borrower, which of the following categories it falls in:

(1)	not a Qualifying Swiss Lender;

(2)	a Qualifying Swiss Lender.
(h)    Treatment of Certain Tax Credits.
(i)    In respect of the original Lender, if the Borrower has withheld and accounted to HMRC for U.K. Withholding Taxes at any time as a result of such Lender being a U.K. Treaty Lender entitled to a full exemption from U.K. Withholding Taxes (subject to the completion of any necessary procedural formalities) but the Borrower not yet having received a direction from HMRC allowing it to pay the Lender gross interest, then, promptly after the Borrower notifies the Lender of having received such direction, the Lender shall use its best efforts to obtain a Tax Credit for that amount, and the Borrower shall co-operate with the Lender in obtaining such Tax Credit. For the avoidance of doubt, if it subsequently transpires that the Lender was not, based on the circumstances existing at the time of making an increased payment pursuant to Section 2.08(b), a U.K. Treaty Lender entitled to a full exemption from U.K. Withholding Taxes, the Lender will promptly repay to the Borrower an amount equal to the sum of any additional sums paid by the Borrower to the Lender pursuant to Section 2.08(b) to the extent such sums were paid solely on the basis of such Lender being a U.K. Treaty Lender (subject to the completion of any necessary procedural formalities).

(ii)    If a Tax Credit is received by the Lender pursuant to Section 2.08(h)(i) or, any party determines, in its sole discretion exercised in good faith, that it has received a Tax Credit as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), the party who has received the Tax Credit shall pay to the indemnifying party an amount equal to such Tax Credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(iii)    If a Lender that is a Qualifying Swiss Lender has received additional payments pursuant to Sections 2.08(b) or (d) above with respect to any Swiss Withholding Tax, such Lender shall seek a refund of such Swiss Withholding Tax as soon as practicable.
(i)    [Reserved.]
(j)    [Reserved.]
(k)    Increased Costs. If any Change in Law shall subject any Lender or the Agent to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (iii) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Loans, Term Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or the Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, Borrower will pay to such Lender or Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(l)    Survival. Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.09    Fees.
(a)    Due Diligence Fee. Borrower agrees to pay to the Agent the Due Diligence Fee.
(b)    Facility Fee. Borrower agrees to pay to the Lender, the Facility Fee. The Facility Fee will be due in advance on the date hereof.
(c)    End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of 6.55% of the aggregate amount of Term Loans funded. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.
(d)    All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Agent.
2.10    Mitigation Obligations. (a) If any Lender requests compensation under Section 2.08(j), if any Borrower or Guarantor is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses reasonably incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.08(j) or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.07, all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon (including, for the avoidance of doubt, any additional amounts payable under Section 2.08), accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower, which shall be payable and calculated as if the Borrower were making a prepayment to such assigning Lender), (iii) in the case of any such assignment resulting from a claim for compensation or payments required to be made under Section 2.08, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    If (i) any Lender requests compensation under Section 2.08(j) or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then the Borrower and the Agent hereby agree to permit the transfer of the Secured Obligations from the Borrower to another Loan Party or to use commercially reasonable efforts to restructure the Loans in a manner that would eliminate or reduce amounts payable pursuant to Section 2.08.
SECTION 3     SECURITY INTEREST

3.01    As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party grants to Agent a security interest in all of such Loan Party’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “UCC Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) all other tangible and intangible personal property (other than Intellectual Property) of such Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the UCC Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the UCC Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.
3.02    Notwithstanding the broad grant of the security interest set forth in Section 3.01, above, the UCC Collateral shall not include any Excluded Assets.
3.03    If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are paid in full in accordance with the terms of this Agreement. At such time, the Collateral shall be released from the Liens created hereby, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, Lender and each Loan Party hereunder shall terminate all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall automatically revert to the Loan Parties. In addition, in connection with any Permitted Transfer of Collateral, the Agent hereby agrees to release such liens and to deliver such instruments and perform such acts as are necessary to effect such release at the request and expense of any Loan Party. Furthermore, at the reasonable request of any Loan Party, the Agent shall enter into intercreditor agreements with respect to Permitted Subordinated Debt. Agent shall execute such documents, return any Collateral held by Agent hereunder and take such other steps as are reasonably necessary to accomplish the foregoing, all at the Loan Parties’ sole cost and expense.
3.04    Parent, Myovant England, Myovant Ireland and Myovant Switzerland have entered into the Bermuda Security Documents, English Security Documents, Irish Security Documents and/or Swiss Security Documents in each case pursuant to which they have granted security interests in, to and under the collateral described therein (such collateral, collectively, the “Foreign Collateral”, and with the UCC Collateral, collectively, the “Collateral”) in favor of Agent for the benefit of the Lenders.

SECTION 4     CONDITIONS PRECEDENT TO LOAN
The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.01    Closing Date. On or prior to the Closing Date, Borrower shall have delivered to Agent the following (other than as provided in Schedule 7.24 to the Disclosure Letter):
(a)    executed copies of the Loan Documents (other than the Warrant, which shall be an original), a legal opinion of each of Loan Party’s United States, Bermudian and Swiss counsel and Agent’s Irish and English counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)    certified copy of resolutions of each of the Loan Parties’ respective boards of directors (and shareholder, with respect to Myovant England and Myovant Ireland) evidencing (i) approval of (A) the Loan and other transactions evidenced by the Loan Documents and (B) with respect to Parent, the Warrant and transactions evidenced thereby; (ii) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf and (iii) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Advance Request or other relevant notice) to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;
(c)    certificates (as customary in the jurisdiction of Myovant England and Myovant Ireland and containing specimen signatures) of a director confirming that guaranteeing or securing the Loans would not cause any guaranteeing or similar limit binding on Myovant England or Myovant Ireland to be exceeded and certifying that each copy document relating to it specified in this Section 4, is correct, complete and the original of such copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date;
(d)    certified copies of the constitutional documents and the bylaws (or local law equivalent thereof), as amended through the Closing Date, of each Loan Party;
(e)    (if applicable) a certificate of good standing or compliance (or insolvency search) for each Loan Party from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;
(f)    payment of the Facility Charge;
(g)    payment of the Due Diligence Fee and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to Section 11.12 of this Agreement;

(h)    an Advance Request for an Advance in an amount of at least Twenty-Five Million Dollars $25,000,000 pursuant to Section 2.01(b), duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director;
(i)    the Loan Parties shall have paid all fees and expenses due and payable to the Agent hereunder on the Closing Date, including any such fees set forth in Section 2.09;
(j)    share certificates, transfers and stock transfer forms or equivalent duly executed by Loan Party in blank (to the extent the Equity Interests held by such Loan Party are certificated);
(k)    executed copies of each NovaQuest Note Document, evidencing a commitment of at least $80,000,000;
(l)    evidence of the “Clinical Milestone 1” (as described in that certain proposal letter dated as of September 28, 2017) being met; and
(m)    such other documents as Agent may reasonably request.
4.02    All Advances. On or prior to each Advance Date:
(a)    Agent shall have received an Advance Request for the relevant Advance as required by Section 2.01(b), each duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer or any other duly authorized officer or director;
(b)    for each Advance after the Closing Date, Parent shall issue to Lender a Warrant in substantially the same form as the Warrant issued to Lender in connection with the first Advance, provided that (i) the Exercise Price (as defined in the Warrant) of such Warrant shall equal the lowest three-day volume-weighted average price in effect for the three consecutive trading days prior to such Advance Date, (ii) the number of shares issuable pursuant to such Warrant shall equal three percent (3%) of the dollar amount of such second Advance divided by the Exercise Price and (iii) the Expiration Time (as defined in the Warrant) of such Warrant shall be 5:00 p.m. Eastern Time on the seventh (7th) anniversary of such Advance Date;
(c)    the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;
(d)    the Loan Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing; and
(e)    Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.02 and as to the matters set forth in the Advance Request.

4.03    No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
4.04    Post-Closing Deliverables. Each Loan Party agrees to deliver all items as set forth under Schedule 7.24 to the Disclosure Letter.
SECTION 5     REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
Each Loan Party represents and warrants that:
5.01    Corporate Status. Each Loan Party is duly incorporated and/or organized, legally existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and is duly qualified as a foreign corporation or other entity, as applicable, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B to the Disclosure Letter, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.
5.02    Collateral. Each Loan Party has good and valid rights in or power to transfer the Collateral owned by it and title to the Collateral with which it has purported to grant a security interest hereunder, free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.03    Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents, and Parent’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Loan Party’s constitutional documents, or other organizational or governing documents (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject and (iv) except as described on Schedule 5.03 to the Disclosure Letter, do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.
5.04    Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. No Loan Party is aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.05    Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.
5.06    Compliance with Laws; Affiliate Transactions.
(a)    No Loan Party nor any of its Subsidiaries is in violation in any material respect of any law, rule or regulation, or in default in any material respect with respect to any judgment, writ, injunction or decree of any Governmental Authority.
(b)    Attached hereto as Schedule 5.06(B) to the Disclosure Letter is a true, complete and correct (as of the Closing Date) list of all material agreements and contracts between any Loan Party (or any of its Subsidiaries) and Roivant (the “Roivant Documents”). No Loan Party is in default in any material manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound, including the Roivant Documents, and, to the knowledge of any Loan Party with respect to any Person other than any Loan Party or its Subsidiaries, no event of default or event that with the passage of time would result in an event of default exists under any agreement or instrument evidencing material Indebtedness.
(c)    No Loan Party, any of its Subsidiaries, or to any Loan Party’s knowledge any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, nor any of its Subsidiaries, or to the knowledge of any Loan Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (1) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations, including the Anti-Bribery Laws, or (2) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d)    Except as set forth on Schedule 5.06(D) to the Disclosure Letter, each Loan Party implemented and maintains in effect policies and procedures to the extent necessary to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and to the knowledge of Parent, its Subsidiaries and their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(e)    No Loan Party nor any of its Subsidiaries or any of their respective directors, officers or employees, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(f)    No Loan Party’s nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.
(g)    Each Loan Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
5.07    Investment Company Act. No Loan Party nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.
5.08    Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Loan Parties to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Loan Parties at the time prepared and (ii) the most current of such projections provided to the Board (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.09    Tax Matters.
(a)    Except as described on Schedule 5.09 to the Disclosure Letter and except those being contested in good faith with adequate reserves under GAAP or IFRS, as applicable, (a) each Loan Party has filed all material federal, state and local tax returns that it is required to file, (b) each Loan Party has duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, or which have or may become due pursuant to such returns, and (c) each Loan Party has paid or fully reserved for any material tax assessment received by it which remains unpaid, if any (including any taxes being contested in good faith and by appropriate proceedings).
(b)    With the exception of the Borrower, which is tax resident only in the United Kingdom, each Loan Party is resident for tax purposes only in the country of its incorporation.
(c)    The Borrower is not a tax resident in Switzerland within the meaning of Article 9(1) of the Swiss Withholding Tax Act.
5.10    Intellectual Property Claims. Except as described on Schedule 5.10 to the Disclosure Letter, (a) each of the material Copyrights, Trademarks and Patents is valid and enforceable and (b) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. Exhibit C to the Disclosure Letter is a true, correct and complete list of each of the Loan Parties’ Patents, registered Trademarks, registered Copyrights, and material agreements under which a Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by a Loan Party, in each case as relates to the Study Product as of the Closing Date. The Loan Parties are not in material breach of, nor have the Loan Parties failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, except as disclosed to the Lenders, to the Loan Parties’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder, except where such breach or failure would not reasonably be expected to result in a Material Adverse Effect.
5.11    Intellectual Property. Except as described on Schedule 5.11 to the Disclosure Letter the Loan Parties have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of the Loan Parties’ business as currently conducted and proposed to be conducted by Loan Parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC or other applicable law, the Loan Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of their business as currently conducted and proposed to be conducted by them, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party.

5.12    Borrower Products. Except as described on Schedule 5.12 to the Disclosure Letter, no material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of the Loan Parties, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner such Loan Party’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof, except where such litigation, proceeding, decree, order, judgment, settlement agreement or stipulation would not reasonably be expected to have a Material Adverse Effect. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products, except where such decree, order, judgment, agreement, stipulation or award would not reasonably be expected to have a Material Adverse Effect. No Loan Party has received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Loan Parties’ knowledge, is there a reasonable basis for any such claim in each case to where such notice or claim would reasonably be expected to have a Material Adverse Effect. To Loan Parties’ knowledge, no Loan Party’s use of its Intellectual Property or the production and sale of Borrower Products infringes the valid Intellectual Property or other rights of others in any material respect.
5.13    Financial Accounts. Exhibit D to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Loan Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.14    [Reserved].
5.15    Capitalization and Subsidiaries. The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 1 to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.16    Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), Myovant England’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction and Myovant Ireland’s center of main interest is situated in Ireland and it has no establishment in any other jurisdiction. The representation made under this Section 5.16 is made on the date of this Agreement.
5.17    Pensions. Save for Myovant Ireland, none of Parent nor any Subsidiary is, or has at any time been, (a) an employer (for the purposes of sections 38 to 51 of the U.K. Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the U.K. Pensions Schemes Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the U.K. Pensions Act 2004) such an employer.
5.18    [Reserved.]
5.19    Study Product Regulatory Matters.
(a)    Each Loan Party holds all material approvals and authorizations from Governmental Authorities necessary for such Loan Party to conduct its business in the manner in which such business is being conducted with respect to the Study Product, including with respect to the conduct of the then ongoing Clinical Studies and the development, manufacture and testing of the Study Product, and all such approvals and authorizations are in good standing and in full force and effect. No Loan Party has received any notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such approvals or authorizations, except where such notice or communications would not reasonably be expected to result in a Material Adverse Effect.
(b)    No Loan Party has, with respect to the Study Product, knowingly made any untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or would reasonably be expected to provide a basis for a Governmental Authority to invoke the U.S. Food and Drug Administration’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.
(c)    No Loan Party is, or has ever been, (A) debarred by a Governmental Authority, (B) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Study Product, or (C) charged with, or convicted of, violating any applicable law regarding the Study Product.

(d)    The Study Product is being and at all times has been (as applicable) developed, tested, manufactured, labeled, and stored by or, to the Loan Parties’ knowledge, on behalf of the Loan Parties in compliance in all material respects with all applicable laws, including with respect to investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports.
(e)    As of the Closing Date, since April 29, 2016, the Study Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication. From the Closing Date and thereafter, the Study Product has not been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter or other written communication in each case asserting lack of compliance by the Loan Parties with any applicable law in any material respect, except as would not reasonably be expected to result in a Material Adverse Effect. No Study Product Failure has occurred. As of the Closing Date, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events.
(f)    As of the Closing Date, the Loan Parties have made available to Agent true and complete copies of all requested material clinical data, reports and analysis and all requested material correspondence with the U.S. Food and Drug Administration.
(g)    No Loan Party or any of their Affiliates has received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Study Product that would reasonably be expected to result in a Study Product Failure.
(h)    No Governmental Authority has imposed, or communicated its intent to impose, a suspension, clinical hold, or other adverse regulatory action regarding the Study Product that would reasonably be expected to result in a Study Product Failure..
(i)    The Loan Parties have no intent to suspend or terminate a Clinical Study in a manner that would reasonably be expected to result in a Study Product Failure.
SECTION 6     INSURANCE; INDEMNIFICATION
6.01    Coverage. The Loan Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Loan Parties’ line of business and in amounts and with deductibles as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification obligations set forth in Section 6.03. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, the Loan Parties that are Domestic Subsidiaries shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. All such insurance required under this Section 6.01 shall be provided by financially sound and reputable insurance companies.

6.02    Certificates; Collateral Protection Coverage.
(a)    The Loan Parties that are Domestic Subsidiaries shall deliver to Agent certificates of insurance that evidence its compliance with its insurance obligations in Section 6.01 and the obligations contained in this Section 6.02. The Loan Parties’ insurance certificate shall state that Agent (shown as “Hercules Capital, Inc.”, as Agent”) is an additional insured for commercial general liability, and a loss payee for all risk property damage insurance, subject to the insurer’s approval. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days’ advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.
(b)    Upon the occurrence and during the continuance of an Event of Default, if the Loan Parties fail to provide Agent, upon request, with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect the Loan Parties’ interests. The coverage purchased by Agent may not pay any claim made by the Loan Parties or any claim that is made against the Loan Parties in connection with the Loan Parties. The Loan Parties may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that the Loan Parties have obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, to the fullest extent provided by law, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Secured Obligations. The costs of the insurance may be more than the cost of insurance the Loan Parties are able to obtain on their own.

6.03    Indemnity. Each Loan Party agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Each Loan Party agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all registration, stamp, excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of the Collateral or the Loan Documents. Except as set forth in the immediately prior sentence, this Section 6.03 shall not apply to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim. In no event shall any Loan Party or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.03 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.
SECTION 7     COVENANTS OF BORROWER
Each Loan Party agrees as follows:
7.01    Financial Reports. The Loan Parties shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)    within forty-five (45) days after the end of each of the first three fiscal quarters of Parent’s fiscal year, unaudited interim and year-to-date consolidated financial statements of Parent as of the end of such calendar quarter (prepared on a consolidated basis), including consolidated balance sheet and related consolidated statements of income and cash flows, certified by Parent’s Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director (as set forth in the Compliance Certificate), except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(b)    within ninety (90) days after the end of each fiscal year of Parent, unqualified, and without any going concern or similar limitations (other than a going concern qualification solely with respect to either having less than twelve (12) months of cash or the impending maturity of debt for the fiscal year ending immediately prior to the maturity date of such debt), audited consolidated financial statements of Parent as of the end of such year (prepared on a consolidated basis), including consolidated balance sheet and related consolidated statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent and reasonably acceptable to Agent (it being understood that Ernst & Young LLP and any other accounting firm of national standing is reasonably acceptable to Agent);
(c)    (i) while no Event of Default has occurred and is continuing, within ten (10) days after the end of each month, copies of bank account statements and a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower), all certificated by Parent’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or any other duly authorized officer or director; and (ii) while an Event of Default has occurred and is continuing, as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements of Parent as of the end of such month (prepared on a consolidated basis), including balance sheet and related statement of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Loan Party), except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
(d)    together with each set of financial statements delivered pursuant to Section 7.01(a), (b) or (c)(ii), a Compliance Certificate;
(e)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of any series of its Equity Interests generally and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange; provided that all such proxy statements, financial statements and reports shall be deemed to have been delivered to Agent for purposes of this Section 7.01(e) upon the filing of same with the SEC;
(f)    within fifteen (15) days after their approval by the Board, and in any event, within sixty (60) days after the end of Parent’s fiscal year, financial and business projections as approved by the Board, as well as budgets, operating plans and other financial information reasonably requested by Agent;

(g)    solely after December 31, 2017, in each Compliance Certificate delivered pursuant to Section 7.01(d), evidence of compliance with Section 7.16, in form and substance reasonably acceptable to Agent and supporting documentation reasonably requested by Agent, including certification of such compliance by the Chief Executive Officer, Chief Financial Officer, chief accounting officer or any other duly authorized officer or director of Parent;
(h)    within ten (10) days of the end of each fiscal quarter, a reasonably detailed clinical update and regulatory update regarding the Study Product;
(i)    notice of the occurrence of an event that has had or would reasonably be expected to have a Material Adverse Effect within two (2) Business Days after any Loan Party or any Subsidiary obtains knowledge thereof; and
(j)    immediate notice if any Loan Party or any Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
No Loan Party shall make any change in its (a) accounting policies or reporting practices, other than (i) to change its accounting policies or reporting practices from GAAP to IFRS or (ii) to the extent required or otherwise contemplated by GAAP or IFRS, as applicable, the SEC, the U.S. Public Company Accounting Oversight Board or other applicable regulatory requirements or (b) fiscal years or fiscal quarters. The fiscal year of Parent shall end on March 31.
The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (866) 468‑8916, attention Chief Credit Officer.
Notwithstanding the foregoing, documents required to be delivered under Sections 7.01(a), (b), (c) and (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date on which Parent files such documents with the Commission and such documents are publicly available on the Commission’s EDGAR filing system or any successor thereto.

7.02    Inspection Rights. The Loan Parties shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Loan Parties at reasonable times and upon reasonable notice during normal business hours; provided, however, that, so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of the Loan Parties to discuss such books of account and records and the progress of the Clinical Studies and matters relating to Regulatory Approval. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.
7.03    Further Assurances.
(a)    Each Loan Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give first priority to Agent’s Lien on the Collateral. Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Agent’s Lien on the Collateral. In addition, and for such purposes only, each Loan Party hereby authorizes Agent to execute and deliver on its behalf and to file financing statements (including an indication that the financing statement covers “all assets or all personal property other than intellectual property” of such Loan Party in accordance with Section 9-504 of the UCC), and during the continuance of an Event of Default, collateral assignments, notices, control agreements, security agreements and other documents without the signature of the Loan Parties either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Loan Parties as necessary or appropriate to effect or perfect the grant of Agent’s Lien in the Collateral.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (i) with respect to any other property or assets acquired after the Closing Date, the Loan Parties shall have thirty (30) days, or forty-five (45) days in the case of the Equity Interests, property or assets of, or actions required to be taken by, any Foreign Subsidiary, after the acquisition thereof or such Person becomes a Loan Party (or such later date as may be agreed upon by the Agent in the exercise of its reasonable discretion with respect thereto) to take the actions required by this Section 7.03 and Section 7.13, and (ii) no Loan Party shall have any obligation to (A) obtain any landlord waivers, estoppels or collateral access letters, (B) perfect a security interest in any letter of credit rights, other than the filing of a UCC financing statement or (C) obtain control agreements with respect to any Deposit Accounts or accounts holding Investment Accounts outside the United States.

7.04    Indebtedness. No Loan Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Loan Party an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) in connection with refinancing or replacement Indebtedness, (c) permitted purchase money Indebtedness pursuant to its then-applicable payment schedule, (d) prepayment of Indebtedness between Loan Parties and (e) as otherwise permitted hereunder or approved in writing by Agent. To the extent not a party to the Intercreditor Agreement, each Loan Party shall, and shall cause any applicable Subsidiary, promptly after the creation of any Intra-Group Liabilities (as defined in the Intercreditor Agreement) to join the Intercreditor Agreement as an Intra-Group Lender (as defined in the Intercreditor Agreement) and take such other steps in connection thereto as reasonably requested by Agent.
7.05    Collateral.
(a)    Each Loan Party shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in the Loan Parties’ business or in which the Loan Parties now or hereafter hold any interest free and clear from any Liens whatsoever (except for Permitted Liens).
(b)    No Loan Party shall agree with any Person other than Agent or Lender not to encumber its property (other than Intellectual Property) other than pursuant to (i) this Agreement and the other Loan Documents, (ii) any agreements governing any Permitted Indebtedness, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.08, (v) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, (vi) agreements of any Subsidiary existing at the time such Person became a Subsidiary (and amendments or modifications thereto that do not materially expand the scope thereof); (vii) agreements existing as of the Closing Date (and amendments or modifications thereto that do not materially expand the scope thereof); and (viii) customary provisions regarding confidentiality or restricting assignments, pledges or transfers of any agreement entered into in the ordinary course of business.

(c)    No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (iii) customary restrictions on the assignment, sublicense or sublease of leases, licenses and other agreements regarding confidentiality, (iv) customary restrictions on Liens in licensing or collaboration agreements relating to such Intellectual Property provided that such restrictions do not prohibit the Liens granted to the Agent pursuant to the Loan Documents, (v) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.08, (vi) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, (vii) agreements of any Subsidiary existing at the time such Person became a Subsidiary (and amendments or modifications thereto that do not materially expand the scope thereof); and (viii) agreements existing as of the Closing Date (and amendments or modifications thereto that do not materially expand the scope thereof) (other than shrink-wrap software licenses) and listed on Exhibit E to the Disclosure Letter; and (ix) any agreements governing Permitted Subordinated Debt.
(d)    Each Loan Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to protect and defend title to its assets from and against all Persons claiming any interest adverse to such Loan Party or Subsidiary.
7.06    Investments. No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.07    Distributions. No Loan Party shall, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than (i) pursuant to employee, director or consultant repurchase plans or other similar agreements in accordance with applicable law, provided, however, in each case, the aggregate repurchase or redemption proceeds do not exceed the original consideration received by the relevant Loan Party or Subsidiary for such shares, stock or Equity Interest, (ii) repurchases of such shares, stock or Equity Interest deemed to occur upon exercise of stock options or warrants if such repurchased shares, stock or Equity Interest represents a portion of the exercise price of such options or warrants, (iii) repurchases of such shares, stock or Equity Interest deemed to occur upon the withholding of a portion of such shares, stock or Equity Interest granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof) or (iv) purchases of its Common Shares or equity derivatives with respect to its Common Shares (including capped call, call spread, accelerated stock repurchase and forward purchase transactions) using the proceeds from the simultaneous issuance of convertible notes pursuant to a Permitted Convertible Debt Financing, (and any payments under or pursuant to, or settlements of, any such accelerated or forward stock repurchase arrangements, call spreads, capped calls or other derivatives entered into simultaneously at the time of and in connection with a Permitted Convertible Debt Financing); provided that the aggregate net purchase price of such transactions in the aggregate shall not exceed thirty percent (30.00%) of the net proceeds from the Permitted Convertible Debt Financing; or (b) declare or pay any cash dividend or make a cash distribution on any class of shares, stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to any other Loan Party or if a Loan Party is not its direct parent entity, to its parent entity; or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (d) waive, release or forgive any Indebtedness (other than Indebtedness represented by a Permitted Investment made pursuant to clause (viii) thereof) owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.
7.08    Transfers. Except for Permitted Transfers, no Loan Party shall, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets or sell a controlling ownership interest in or majority equity interest in any Subsidiary organized or acquired after the Closing Date.

7.09    Mergers or Acquisitions. No Loan Party shall merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with or into any other business organization (other than mergers, amalgamations or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (b) a Loan Party into another Loan Party (including any entity that becomes a Loan Party pursuant to Section 7.13 substantially concurrently with the occurrence of such merger, amalgamation or consolidation)), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, other than in connection with a Permitted Investment or a Permitted Transfer; provided that notwithstanding the foregoing a Loan Party, other than Myovant Switzerland, may liquidate so long as the Borrower is the surviving entity, all the assets of such Loan Party can be, and are, distributed to Borrower or another Loan Party and such liquidation is not in connection with an Insolvency Event that is involuntary.
7.10    Taxes. Each Loan Party and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) any Loan Party, any of its Subsidiaries or the Collateral or (ii) upon any Loan Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition of the Collateral or upon any Loan Party’s or any of its Subsidiaries’ rents, receipts or earnings arising therefrom. Each Loan Party shall file on or before the due date therefor all material personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, any Loan Party may contest, in good faith and by appropriate proceedings, taxes for which such Loan Party maintains adequate reserves therefor in accordance with GAAP or IFRS, as applicable.
7.11    Corporate Changes. No Loan Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. No Change in Control shall occur. No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. No Loan Party nor any Subsidiary shall relocate any tangible item of Collateral (other than (i) clinical drug supplies utilized in the ordinary course of business, (ii) sales of assets made in accordance with Section 7.08, (iii) relocations of assets having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (iv) relocations of Collateral from a location described on Exhibit B to the Disclosure Letter to another location described on Exhibit B to the Disclosure Letter) unless (A) it has provided prompt written notice to Agent and (B) if such relocation is to a third party bailee, if not prohibited by applicable law, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.
7.12    Deposit Accounts. Other than Excluded Accounts, no Loan Party nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has (i) an Account Control Agreement or (ii) such other agreement or arrangement as a result of which the Agent shall have a perfected security interest therein or as may be otherwise acceptable to Agent for Deposit Accounts and accounts holding Investment Property outside of the United States of America.

7.13    Future Subsidiaries. Each Loan Party shall notify Agent of each Subsidiary that is not an Excluded Subsidiary formed subsequent to the Closing Date and, within (i) thirty (30) days of formation of any Subsidiary formed or organized under the laws of the United States of America or any state, commonwealth or territory thereof and (ii) forty-five (45) days of formation of any Subsidiary that is not an Excluded Subsidiary organized outside of the United States of America or any state, commonwealth or territory thereof, shall cause any such Subsidiary, unless otherwise consented to by Agent, to execute and deliver to Agent Joinder Documents or other documents with respect to such entity becoming a borrower or guarantor hereunder as reasonably acceptable to Agent.
7.14    Notification of Event of Default. Parent shall notify Agent promptly, and in any event within two (2) Business Days, of (a) the occurrence of any Event of Default, and (b) any termination or default under or material amendment or replacement of any Roivant Document.
7.15    Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and to support the clinical development and commercialization of the Study Product.
7.16    Minimum Cash Amount. Beginning on December 31, 2017, the Loan Parties shall maintain Unrestricted Cash in an amount greater than or equal to the Applicable Amount; provided that this Section 7.16 shall cease to apply after achievement of both the Financing Milestone and the Clinical Milestone.
7.17    OFAC. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.18    COMI. Neither Myovant England, Myovant Ireland nor any other Subsidiary of any Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).
SECTION 8     [RESERVED]
SECTION 9     EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:
9.01    Payments. Any Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay; or
9.02    Covenants. Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.01(i), 7.03(b)(i), 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.14(a), 7.15 or 7.16) or any other Loan Document, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 7.01(i), 7.03(b)(i), 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.14(a), 7.15 or 7.16, the occurrence of such default; or
9.03    Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; provided that Agent shall have provided three (3) calendar days written notice to Parent before exercising any right or remedy or causing a default or Event of Default to occur with respect to this Section 9.03, whereby during such time, Agent shall make itself available to discuss in good faith any proposed solution to such Material Adverse Effect, and Parent may take such action otherwise permitted under the Loan Documents (i) as required so that the event or circumstance that is the basis for such Material Adverse Effect no longer exists (to the extent curable), (ii) to show evidence that no Material Adverse Effect has occurred or (iii) to provide a plan detailing how it will mitigate the effect of such event or circumstance that, based on such plan, in the foreseeable future will provide Parent the ability to overcome such Material Adverse Effect, which in each case, at such time such evidence is shown and plans are provided, the Agent shall promptly re-determine in good faith whether an Event of Default still exists with respect to this Section 9.03.  If not, any proposed or expected violation of this Section 9.03 will immediately be deemed to be waived and cured, without any further action.  Further, solely for purposes of this Section 9.03, the following events shall not, in and of itself, constitute a Material Adverse Effect: (a) adverse results or delays in any nonclinical or clinical trial, (b) the failure to achieve the Clinical Milestone, or any other clinical or non-clinical trial goals or objectives, including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic, (c) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any drug or companion diagnostic, or (d) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement.  Further, no Event of Default shall be triggered under this Section 9.03 if the circumstance arises out of: (i) war, act of terrorism, civil unrest or similar event; or (ii) any adverse change, effect or circumstance resulting from an action specifically required by this Agreement; or

9.04    Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or
9.05    Insolvency. An Insolvency Event occurs with respect to any Loan Party; or
9.06    Attachments; Judgments. Any material portion of the assets of the Loan Parties, taken as a whole, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Two Million Five Hundred Thousand Dollars ($2,500,000), and such judgment remains unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or any Loan Party is enjoined or in any way prevented by court order from conducting any material part of its business; or
9.07    Other Obligations. The occurrence of any default (after giving effect to any grace or cure period) under (a) any NovaQuest Note Document, or (b) any agreement or obligation of any Loan Party involving any Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), in each case which has resulted in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness; or
9.08    Expropriation. The authority or ability of the Loan Parties to conduct their business as a whole is limited or wholly or substantially curtailed by any seizure, expropriation or nationalization by or on behalf of any Governmental Authority or other Person in relation to the Loan Parties or any of their respective assets.
9.09    Pensions. (a) The U.K. Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to Parent or any Subsidiary, unless the aggregate liability of Parent and such Subsidiaries under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000); or (b) the Irish High Court makes an order under section 87 of the Irish Pensions Act, 1990 against the Parent or any Subsidiary unless the aggregate liability of Parent and such Subsidiaries under all such orders is less than Five Hundred Thousand Euro (€500,000).
SECTION 10     REMEDIES

10.01    General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.05, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Loan Party hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Loan Party’s account debtors to make payment directly to Agent, compromise the amount of any such account on such Loan Party’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. The Agent shall be entitled to exercise any and all rights and remedies set forth in the Loan Documents. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.02    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party. Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party.
The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:
First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, any applicable Prepayment Charge and the Default Rate interest as set forth in Section 2.03), in such order and priority as Agent may choose in its sole discretion; and
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or their representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.03    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.04    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given under any other Loan Documents by statute or by rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11     MISCELLANEOUS
11.01    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.02    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)    If to Agent:
HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Kristen C. Kosofsky
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com, kkosofsky@htgc.com
Telephone: 650-289-3060

(b)    If to Lender:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Kristen C. Kosofsky
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com, kkosofsky@htgc.com
Telephone: 650-289-3060

(c)    If to any Loan Party:
c/o Myovant Sciences, Inc.
Attention: Frank Karbe
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
email: Frank.Karbe@myovant.com
Telephone: 650-238-0241
with a copy (which shall not constitute notice) to:

COOLEY LLP
Attention: Gian-Michele a Marca
500 California Street
San Francisco, CA 94117
email: gmamarca@cooley.com
Telephone: 415-693-2148
or to such other address as each party may designate for itself by like notice.
11.03    Entire Agreement; Amendments.
(a)    This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated September 28. 2017).

(b)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.03(b). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the consent rights of any Lender under this Section 11.03(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, release a material portion of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.
11.04    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.05    No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.06    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Sections 2.05, 6.03, 11.06, 11.13 and 11.18 shall survive the termination of this Agreement.
11.07    Successors and Assigns.
(a)    The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Loan Party and its permitted assigns (if any), except that no Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.
(b)    Agent and Lender may assign, transfer or endorse its rights hereunder and under the other Loan Documents, without prior notice to the Loan Parties, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that, as long as no Event of Default has occurred and is continuing: (i) neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of any Loan Party (as reasonably determined by Agent in consultation with the Loan Parties), it being acknowledged that in all cases, an Affiliate of any Lender or Agent shall not be considered a direct competitor for this purpose.
(c)    Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices a copy of each sale or assignment of the Lender pursuant to this Section 11.07 and Section 11.14 delivered to it and a register for the recordation of the names and addresses of the Lenders and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The identity of each Lender is permitted to be disclosed to the tax authorities of Switzerland by the relevant Swiss Guarantor. The parties agree that the foregoing is intended to ensure that the Loans are in “registered form” within the meaning of Section 5f.103-1(c) of the Treasury Regulations promulgated under the Code and shall be interpreted consistently therewith.

(d)    (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (excluding (x) Parent and its Affiliates and (y) any Person that is a direct competitor of any Loan Party (as reasonably determined by Agent in consultation with the Loan Parties)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.03(b) that affects such Participant. Subject to paragraph (d)(ii) of this Section 11.07, the Borrower and agrees that each Participant shall be entitled to the benefits of Section 2.08 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b).
(ii)    a Participant shall not be entitled to receive any greater payment under Section 2.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (as applicable) or such right to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.08 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.08(g) as though it were a Lender (it being understood that the documentation required under Section 2.08(g) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

11.08    Exposure Transfers. Subject to Section 11.07, no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:
(a)    relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or any Loan Party);
(b)    the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and
(c)    the other person will under no circumstances (other than permitted transfers and assignments under Section 11.07) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Loan Parties under or in relation to this Agreement.
11.09    Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of New York. This Agreement and the other Loan Documents (other than the Bermuda Security Documents, the English Security Documents, the Irish Security Documents, the Swiss Security Documents and such other Loan Documents as expressly state the contrary) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10    CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL PROCEEDINGS ARISING IN OR UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT LOCATED IN THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURTS FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. SERVICE OF PROCESS ON ANY PARTY HERETO IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF GIVEN IN ACCORDANCE WITH THE REQUIREMENTS FOR NOTICE SET FORTH IN SECTION 11.02, AND SHALL BE DEEMED EFFECTIVE AND RECEIVED AS SET FORTH IN SECTION 11.02. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.11    Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE LOAN PARTIES, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and Lender; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.
11.12    Professional Fees. Each Loan Party promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, each Loan Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loans; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.

11.13    Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by the Loan Parties are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and Lender may disclose any such information: (a) to its own and to its Affiliates’ limited partners, members, managers, directors, individuals or bodies responsible for governance of Agent or Lender (including Agent’s and Agent’s Affiliates’ investment committees and limited partner advisory committees), officers, employees, accountants, counsel and other professional advisors if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any Participant or assignee of Agent or Lender or any prospective Participant or assignee; provided that such Participant or assignee or prospective Participant or assignee agrees in writing to be bound by this Section prior to disclosure; (h) to any investor or potential investor (or advisors or fiduciaries (including trustees) to such investor or potential investor) in connection with an investment or potential investment transaction in or with Agent or an Affiliate of Agent; or (i) otherwise with the prior consent of the Loan Parties; provided that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties or any of their respective Affiliates.

11.14    Assignment of Rights. Each Loan Party acknowledges and understands that Agent or Lender may, subject to Section 11.07, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve any Loan Party of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
11.15    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization or examinership, if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.
11.16    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.17    No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Loan Parties.
11.18    Agency.

(a)    Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to (i) take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents, (iii) act as agent of Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Loan Parties on the Collateral to secure any of the Secured Obligations and (iv) exercise such actions and powers as are reasonably incidental thereto.
(b)    Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.18, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(c)    Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.
(d)    Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
(e)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(f)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(g)    Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.19    Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided, however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
11.20    Service of Process. Parent, Myovant England, Myovant Ireland, and Myovant Switzerland shall each appoint C T Corporation System as its agent for the purpose of receiving and forwarding service of any process in the United States of America.
11.21    Multiple Loan Parties.
(a)Loan Party’s Agent. Each Loan Party hereby irrevocably appoints Parent as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Loan Party (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Loan Parties, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Loan Parties’ obligations hereunder or any other Loan Document be affected thereby.
(b)Waivers. Each Loan Party hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Loan Party or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Loan Party, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Loan Party or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other

Loan Party or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Loan Party or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Loan Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Loan Party or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Loan Party hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Loan Party), then and in any such event, each Loan Party agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Loan Party, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Loan Party shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Loan Party hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Loan Party, and all rights of recourse to any assets or property of any other Loan Party, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which any Loan Party may have under any present or future document or agreement with any other Loan Party or other person, and including (but not limited to) any of the foregoing rights which any Loan Party may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)Consents. Each Loan Party hereby consents and agrees that, without notice to or by any Loan Party and without affecting or impairing in any way the obligations or liability of any Loan Party hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Loan Party or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Loan Parties or any endorsers of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of any Loan Party; (v) apply any sums received from any other Loan Party, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Loan Party consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Loan Party, or against or in payment of any or all of the Secured Obligations. Each Loan Party further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.
(d)Independent Liability. Each Loan Party hereby agrees that one or more successive or concurrent actions may be brought hereon against such Loan Party, in the same action in which any other Loan Party may be sued or in separate actions, as often as deemed advisable by Agent. Each Loan Party is fully aware of the financial condition of each other Loan Party and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Loan Party is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Loan Party represents and warrants that it is in a position to obtain, and each Loan Party hereby assumes full responsibility for obtaining, any additional information concerning any other Loan Party’s financial condition and any other matter pertinent hereto as such Loan Party may desire, and such Loan Party is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)Subordination.  All Indebtedness of a Loan Party or any Subsidiary of a Loan Party now or hereafter arising held by another Loan Party or Subsidiary of a Loan Party is subordinated to the Secured Obligations and the Loan Party holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination, or if the Indebtedness is held by a Subsidiary of a Loan Party, such Loan Party shall take all actions reasonably requested by Agent to cause the Subsidiary to effect, to enforce and to give notice of such subordination.
11.22    Swiss Limitation. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, the obligations of Myovant Switzerland or any other Loan Party incorporated in Switzerland (collectively, the “Swiss Guarantor”) and the rights of Agent and Lender under this Agreement and the other Loan Documents are subject to the following limitations:
(a)    If and to the extent a guarantee or security interest granted or any other obligations assumed by a Swiss Guarantor under this Agreement and the other Loan Documents guarantees or secures obligations of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security interest or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law or would otherwise be restricted under Swiss law and practice then applicable, the proceeds from the enforcement of such guarantee, security interest or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of that Swiss Guarantor’s freely disposable shareholder or quotaholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time and that such limitation shall not free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder or quotaholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of the Swiss Guarantor on the basis of an interim audited balance sheet as of that time.
(b)    In respect of Upstream or Cross-Stream Secured Obligations, the Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of the guarantee or security interest granted or other obligations assumed under this Agreement and the other Loan Documents, if and to the extent required by applicable law in force at the relevant time:
(i)    procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii)    if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently thirty-five percent (35%) at the date of this Agreement) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;
(iii)    notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and
(iv)    in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction, (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and (B) pay to the Agent upon receipt any amount so refunded.
(c)    The Swiss Guarantor shall promptly take and promptly cause to be taken any action, including the following:
(i)    the passing of any shareholders’ or quotaholders’ resolutions, as may be the case, to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the security interest in order to allow a prompt use of the enforcement proceeds;
(ii)    preparation of up-to-date audited balance sheet of the Swiss Guarantor;
(iii)    confirmation of the auditors of the Swiss Guarantor that the relevant amount represents the Maximum Amount;
(iv)    conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);
(v)    to the extent permitted by applicable law, Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and
(vi)    all such other measures necessary to allow the Swiss Guarantor to use enforcement proceeds as agreed hereunder with a minimum of limitations.

SECTION 12     THE GUARANTEE
12.01    The Guarantee. The Guarantors hereby jointly and severally guarantee to the Lenders and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Lenders by Borrower under this Agreement or under any other Loan Document and by any other Loan Party under any of the Loan Documents (but excluding any obligations under Section 8), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
12.02    Obligations Unconditional. The obligations of the Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
(d)    any lien or security interest granted to, or in favor of, the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
12.03    Reinstatement. The obligations of the Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
12.04    Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Term Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
12.05    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 12.01.
12.06    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that the Lenders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment pursuant to Sections 437c-438 of the California Civil Code (Summary Judgments and Motions for Judgment on the Pleadings).
12.07    Continuing Guarantee. The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.08    Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the first Advance Date, as of such Advance Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.
12.09    General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.01 would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
12.10    Certain Waivers.

(a)    To the extent permitted under applicable law, each Loan Party hereby waives any rights and defenses that are or may become available to such Loan Party by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.
(b)    To the extent permitted under applicable law, each Loan Party waives all rights and defenses arising out of an election of remedies by the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Loan Party’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
12.11    Guarantee Limitations – Ireland.
Guarantee Limitations – Ireland
(a)    The guarantee contained in this Section 12.11 does not apply to any liability to the extent that it would result in the guarantee (i) constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland or (ii) constituting a breach of Section 239 of the Companies Act 2014 of Ireland.
(b)    Each party acknowledges that to the extent that the guarantee has been validated under Section 202 of the Companies Act 2014 of Ireland it shall not constitute unlawful financial assistance under Section 82 of the Companies Act 2014 of Ireland and to the extent that Section 243 of the Companies Act 2014 of Ireland applies it shall not constitute a breach of Section 239 of the Companies Act 2014 of Ireland.
12.12    Guarantee Limitations – U.K.
The guarantee contained in this Section 12 does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
[Signature Pages Follow]

IN WITNESS WHEREOF, Loan Parties, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:
MYOVANT SCIENCES LTD.

Signature:	/s/ Marianne L. Romeo
Print Name:	Marianne L. Romeo
Title:	Head, Global Transactions & Risk Management

GUARANTORS:
MYOVANT HOLDINGS LIMITED

Signature:	/s/ Marianne L. Romeo
Print Name:	Marianne L. Romeo
Title:	Director
in the presence of:
Witness Signature	/s/ Kathleen S. Valdez
Print Name:	Kathleen S. Valdez
Witness Address:	25 Southcourt Ave., Paget, Bermuda
MYOVANT SCIENCES GMBH

Signature:	/s/ Mark Altmeyer
Print Name:	Mark Altmeyer
Title:	Manager

MYOVANT SCIENCES IRELAND LIMITED
GIVEN under the common seal of
MYOVANT SCIENCES IRELAND LIMITED
and delivered as a deed

/s/ David Pierce
Director

/s/ Eoin O'Neill
Director/Secretary

MYOVANT SCIENCES, INC.

Signature:	/s/ Matthew Lang
Print Name:	Matthew Lang
Title:	General Counsel & Corporate Secretary

AGENT AND LENDER:
HERCULES CAPITAL, INC.

Signature:	/s/ Zhuo Huang
Print Name:	Zhuo Hang
Title:	Associate General Counsel

Table of Exhibits and Schedules
Exhibit A:    Joinder Agreement
Exhibit B:    Term Note
Exhibit C:    Compliance Certificate
Exhibit D:    ACH Authorization
Exhibit E:    Form of Subordination Agreement

Schedule 1.01(a)    Clinical Trials
Schedule 1.01(b)    Commitments

EXHIBIT A
FORM OF JOINDER
AGREEMENT
This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [    ], 20[ ], and is entered into by and between _______________, a ________ corporation (“Subsidiary”), and Hercules Capital, Inc., a Maryland corporation (as “Agent”).
RECITALS
A.    Subsidiary’s Affiliate, Myovant Sciences Ltd. (“Parent”) has entered/desires to enter into that certain Loan and Security Agreement dated as of October 16, 2017, with Parent, each Guarantor (as defined in the Loan Agreement), the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;
B.    Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Parent’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;
AGREEMENT
NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.
By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Guarantor (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided, however, that (a) with respect to (i) Section 5.01 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Parent’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.01 and 6.02 of the Loan Agreement, and (d) that as long as Parent satisfies the requirements of Section 7.01 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Parent and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Parent in accordance with the Loan Agreement or as otherwise agreed among Parent, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Parent shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.
Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.
Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in- possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.
As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

SUBSIDIARY:

By:
Name:
Title:
AGENT:
HERCULES CAPITAL, INC.

By:
Name:
Title:

EXHIBIT B
SECURED TERM
PROMISSORY NOTE
THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. UPON WRITTEN REQUEST, BORROWER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO BORROWER AT (650) 238-0241.

$[___]	Advance Date: _____, 20[ ]
Maturity Date: _____, 20[ ]

FOR VALUE RECEIVED, Myovant Sciences Ltd., an exempted company incorporated and organized under the laws of Bermuda hereby promises to pay to the order of Hercules Capital, Inc., a Maryland corporation (the “Lender”) at [Payment Address] or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [$___] or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.01(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.
This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated as of October 16, 2017, by and among Borrower, the Guarantors, Hercules Capital, Inc., a Maryland corporation (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender in the State of New York. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of New York, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.
BORROWER:
MYOVANT SCIENCES LTD.
By:
Title:

2

EXHIBIT C
COMPLIANCE CERTIFICATE
Date: ________, 20[ ]
Hercules Capital, Inc. (as “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@herculestech.com, kkosofsky@htgc.com
Reference is made to that certain Loan and Security Agreement dated as of October 16, 2017 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc. (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Hercules Capital, Inc., as agent for the Lender (the “Agent”) and Myovant Sciences Ltd. (the “Parent”) as Borrower and each Guarantor party thereto. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.
The undersigned is an Officer of Parent, knowledgeable of Parent’s financial matters, and is authorized to provide certification of information regarding Parent; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, except as set forth below, each Loan Party is in compliance for the period ending ________ with all covenants, conditions and terms, including the financial covenant calculation of the Minimum Cash Amount set forth below. The undersigned further certifies the attached financial statements are prepared in accordance with GAAP or IFRS, as applicable (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.
Exceptions:

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Monthly Reporting	Monthly within 30 days (10 days for limited deliverables where no Event of Default is continuing)
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days

[Minimum Cash Amount Calculation:

A. Applicable Amount:	$[__]
B. amount of Secured Obligations	$[__]
C. Loan Parties’ accounts payable under GAAP not paid after the 120th day following the invoice date for such account payable:	$[__]
D. [A+C]	$[__]
E. [B+C] F. Lesser of D and E G. Unrestricted Cash	$[__] $[__] $[__]
Compliance [G > F?]	[Yes] [No]
]1
The undersigned hereby confirms that the Loan Parties are in compliance with the applicable covenants contained in the Loan Agreement[, including Section 7.16 of the Loan Agreement,] as of the date first set forth above.
The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Loan Party or Subsidiary, as applicable.

2

		Depository AC #	Financial Institution	Account Type (Depository / Securities)	Last Month Ending Account Balance	Purpose of Account
LOAN PARTY Name/Address:
1
2
3
4
5
6
7

LOAN PARTY/ SUBSIDIARY Name/Address
1
2
3
4
5
6
7

Very Truly Yours,
MYOVANT SCIENCES LTD.

By:

Name:
Its:

1 To be included in Certificates delivered on and after December 31, 2017 and before achievement of both the Financing Milestone and the Clinical Milestone.

3

EXHIBIT D
ACH DEBIT AUTHORIZATION AGREEMENT
Hercules Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Re: Loan and Security Agreement dated _______________ (the “Agreement”) by and among _______________ (“Borrower”) and Hercules Capital, Inc., as agent (“Company”) and the lenders party thereto (collectively, the “Lender”)
In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for (i) the periodic payments due under the Agreement and (ii) out-of-pocket legal fees and costs incurred by Agent or Lender pursuant to Section 11.11 of the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

[IF FILED PUBLICLY, ACCOUNT INFO REDACTED FOR SECURITY PURPOSES]

DEPOSITORY NAME	BRANCH
CITY	STATE AND ZIP CODE
TRANSIT/ABA NUMBER	ACCOUNT NUMBER
This authority will remain in full force and effect so long as any amounts are due under the Agreement.
____________________________________________

(Borrower)(Please Print)
By: _________________________________________
Date: ________________________________________

EXHIBIT E
FORM OF SUBORDINATION AGREEMENT

(See Attached)

SCHEDULE 1.01(a)

CLINICAL STUDIES

Clinical Study	Indication
1. LIBERTY 1: Efficacy & Safety Study of Relugolix in Women With Heavy Menstrual Bleeding Associated With Uterine Fibroids – Clinical Trials.gov Identifier: NCT03049735	Heavy menstrual bleeding associated with uterine fibroids
2. LIBERTY 2: Efficacy & Safety Study of Relugolix in Women With Heavy Menstrual Bleeding Associated With Uterine Fibroids – Clinical Trials.gov Identifier: NCT03103087	Heavy menstrual bleeding associated with uterine fibroids
3. SPIRIT 1: Efficacy and Safety Study of Relugolix in Women With Endometriosis-Associated Pain – Clinical Trials.gov Identifier: NCT03204318	Endometriosis-associated pain
4. SPIRIT 2: Efficacy and Safety Study of Relugolix in Women With Endometriosis-Associated Pain – Clinical Trials.gov Identifier: NCT03204331	Endometriosis-associated pain
5. Study to Evaluate the Safety and Efficacy of Relugolix in Men With Advanced Prostate Cancer (HERO) – Clinical Trials.gov Identifier: NCT03085095	Advanced prostate cancer

SCHEDULE 1.01(b)
COMMITMENTS

LENDER	TRANCHE	COMMITMENT
HERCULES CAPITAL, INC.	1	$25,000,000
HERCULES CAPITAL, INC.	2	$15,000,000
TOTAL COMMITMENTS		$40,000,000